UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ELECTRONICS FOR IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONICS FOR IMAGING, INC.

6750 Dumbarton Circle

Fremont, California 94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 13, 2018

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on June 13, 2018 at 9 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555 for the following purposes:

1.	To elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To approve a non-binding advisory proposal on executive compensation.

3.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1 and “FOR” Proposals 2 and 3.

Only stockholders of record at the close of business on April 23, 2018 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/S/ ALEX GRAB
Alex Grab Secretary

Fremont, California

April 27, 2018

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING”

IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 13, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Electronics For Imaging, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 13, 2018 at 9 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555. The Company intends to mail this Proxy Statement and accompanying proxy card on or about May 1, 2018 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to provide a non-binding advisory vote to approve the Company’s executive compensation program; (3) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018; and (4) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies that are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 23, 2018 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote 44,753,254 shares of common stock. The holders of a majority of the shares outstanding and entitled to vote at the Annual Meeting constitute a quorum. Therefore, the Company will need at least 22,376,628 shares entitled to vote present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of common stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting for the election of directors.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes, and broker non-votes. Abstentions, withheld votes, and broker non-votes are counted as present for purposes of establishing a quorum for the transaction of business at the Annual Meeting. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal. Broker non-votes occur when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank, or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers, banks, and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

Stockholders’ choices for Proposal One (election of directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the six (6) nominees for director under Proposal One. A plurality means that the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected. Because the election of directors under Proposal One is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank, or other nominee on how to vote the shares in your account for Proposal One, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will not be counted in determining the outcome of Proposal One because the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “majority withheld vote” policy as set forth in the Company’s Board of Directors Guidelines (the “Board of Directors Guidelines”) and as discussed further under Proposal One. The Board of Directors Guidelines can be found at the Company’s website at www.efi.com.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to approve Proposal Two (advisory vote on executive compensation). Because the vote under Proposal Two is considered to be non-routine matter under the NYSE Rules, if you do not instruct your broker, bank, or other nominee on how to vote the shares in your account for Proposal Two, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and will not be counted in determining the outcome of Proposal Two.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2018 under Proposal Three (ratification of appointment of auditors). Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Proposal Three is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Three, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors.

Please be advised that Proposal Two (advisory vote on executive compensation) and Proposal Three (ratification of appointment of auditors) are advisory only and not binding on the Company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s six (6) nominees as directors; (2) the advisory vote on executive compensation; and (3) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018; and as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing, and mailing the Proxy Statement, the Notice of Annual Meeting, and the enclosed proxy, as well as the cost of soliciting proxies relating to the Company’s proposals for the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid a customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 6750 Dumbarton Circle, Fremont, California 94555, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2018, pursuant to Securities and Exchange Commission (the “SEC”) Rule 14a-8, is currently expected to be December 28, 2018. The Company’s amended and restated bylaws (the “Bylaws”) also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. For nominations of persons for election to the Board of Directors and other business to be properly brought before the 2019 annual meeting by a stockholder, notice must be delivered to or mailed and received at the principal executive offices of the Company not earlier than the close of business on February 13, 2019 and not later than the close of business on March 15, 2019 (the “Discretionary Vote Deadline”). These deadlines are subject to change if the date of the 2019 annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the Annual Meeting. If a stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2019 annual meeting.

Additional Copies

The Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2017 (the “Annual Report”) will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except to the extent expressly incorporated by reference into this Proxy Statement, the Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If you would like a copy of the Annual Report, the Company will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 13, 2018: The Company’s Proxy Statement dated April 27, 2018 and Annual Report are available electronically at

http://ir.efi.com/financial-information/proxy-materials.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are six (6) nominees for election at the Annual Meeting. Each nominee currently serves as a director and, was elected by stockholders at the 2017 annual meeting. Votes cannot be cast, whether in person or by proxy, for more individuals than the six (6) nominees named in this Proxy Statement. Following the Annual Meeting, the Board of Directors will consist of six (6) members. Although fewer nominees are named than the number fixed by the Bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named. The Board may elect additional members in the future in accordance with the Bylaws.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any Board of Director’s nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors by the present Board of Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board of Directors for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal.

As set forth in the Company’s Board of Directors Guidelines and the Nominating and Governance Committee Charter, the Company has a majority voting policy for the election of directors in an uncontested election. Pursuant to this policy, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will evaluate and make a recommendation to the Board of Directors with respect to the offered resignation. The Board of Directors will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board of Directors, and certain information about them as of April 23, 2018 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Eric Brown(3)	52	2011
Chief Financial Officer, Machine Zone, Inc.
Gill Cogan(1)(2)	66	1992
Founding Partner, Opus Capital Ventures LLC
Guy Gecht	52	2000
Chief Executive Officer and President of the Company
Thomas Georgens(3)	58	2008
Self-Employed
Richard A. Kashnow(2)(3)	76	2008
Consultant, Self-Employed
Dan Maydan(1)(2) Retired	82	1996

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Mr. Brown has served as a director of the Company since April 2011. Mr. Brown currently serves as Chief Financial Officer of Machine Zone, Inc., a privately-held technology company, a position he has held since August 2017. Mr. Brown served as Chief Financial Officer and Chief Operating Officer of Tanium Inc, an enterprise software company from April 2014 to March 2017. Previously, Mr. Brown served as Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Polycom, Inc. from February 2012 to March 2014. Prior to that Mr. Brown served as Executive Vice President, Chief Financial Officer of Electronic Arts, Inc., an interactive entertainment software company, from April 2008 to February 2012. From January 2005 until March 2008, Mr. Brown worked at McAfee, Inc., a security technology company, serving as Chief Operating Officer and Chief Financial Officer from March 2006 until March 2008 and as Vice President and Chief Financial Officer from January 2005 until March 2006. Mr. Brown was the President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from 2000 until 2004. From 1998 to 2000, Mr. Brown worked at Electronic Arts as Vice President and Chief Operating Officer of Electronic Arts Redwood Shores (California) studio division. From 1995 to 1998, Mr. Brown was co-founder and Chief Financial Officer of Datasage, Inc., a Boston-based enterprise technology company. From September 2004 until December 2005, Mr. Brown served on the board of directors and the audit committee of Verity, Inc., a provider of business search and process management software, that was acquired by Autonomy Corporation plc. Mr. Brown received a B.S. in Chemistry from the Massachusetts Institute of Technology and a M.B.A from the MIT Sloan School of Management. Mr. Brown’s experience with the oversight of worldwide business and finance operations with responsibility for public company financial reporting, balance sheet management, audit, and tax matters provides the Board of Directors with a broad range of expertise on various operational and financial issues facing a global organization.

Mr. Cogan has served as a director of the Company since 1992 and as Chairman of the Board of Directors since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies, including AlertEnterprise, Space-Time-Insight, Payfone, Spider Cloud, WorkBoard, Panzora, Cloud4Wi, and GainSpan. Mr. Cogan holds a B.S. and an M.B.A. from the University of California at Los Angeles. Mr. Cogan’s experience in venture capital firms brings him extensive knowledge of technology companies that is valuable to the Board of Directors’ discussions of the Company’s technology-related investments.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company, listed on the

Nasdaq Global Select Market. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel. Mr. Gecht’s different previous roles within the Company, along with his experience as the Company’s Chief Executive Officer for over eighteen (18) years, give him unique insights into the Company’s challenges, opportunities and operations.

Mr. Georgens has served as a director of the Company since 2008. From April 2014 until June 2015, Mr. Georgens served as Chief Executive Officer and Chairman of the Board of Directors of NetApp, Inc., a provider of data management solutions. Previously, from August 2009 until April 2014, Mr. Georgens served as Chief Executive Officer, President and Director of NetApp. Prior to becoming its Chief Executive Officer, from February 2008 to August 2009, Mr. Georgens was President and Chief Operating Officer of NetApp, Inc. From January 2007 to January 2008, Mr. Georgens was Executive Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp, Inc. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens currently serves as a director of Autodesk, Inc., a public company listed on the Nasdaq Global Select Market. Mr. Georgens graduated from Rensselaer Polytechnic Institute with B.S. and M.Eng. degrees in Computer and Systems Engineering, and also holds an M.B.A. from Babson College. Mr. Georgens’s prior role of Chief Executive Officer of a Nasdaq-100 company brings to the Board of Directors the perspective of a leader who faced similar economic, social and governance issues. In addition, his previous role provides Mr. Georgens with insight in the preparation and review of financial statements of a public company.

Mr. Kashnow has served as a director of the Company since 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with General Electric, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a captain. Until December 2012, Mr. Kashnow served on the board of directors of Ariba, Inc., which was a public company providing on-demand spend management solutions prior to its acquisition by SAP AG in October 2012. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company, which was acquired at that time by Western Digital Corporation. Until September 2006, he served on the board of directors of Parkervision, Inc., a radio frequency technology company, and as Chairman of its Compensation Committee. Mr. Kashnow received a Ph.D. in Physics from Tufts University in 1968 and a B.S. in Physics from Worcester Polytechnic Institute in 1963. Mr. Kashnow’s experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board of Directors with a perspective of an executive involved in the preparation and review of financial statements of a public company.

Dr. Maydan has served as a director of the Company since 1996. Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He currently serves on the boards of directors of privately held companies. Dr. Maydan received his B.S. and M.S. degrees in Electrical Engineering from Technion, the Israel Institute of Technology, and his Ph.D.

in Physics from Edinburgh University in Scotland. Dr. Maydan’s broad experience in technology, innovation, marketing and operations provides the Board of Directors with a global perspective on the issues faced by manufacturing and technology companies.

Vote Required

Subject to the “majority withheld votes” policy in the Board of Directors Guidelines, directors are elected if they receive a plurality of the votes present in person or represented by proxy at the Annual Meeting. Accordingly, the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the election of all six (6) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of seventeen (17) meetings in 2017. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee (collectively, the “Board Committees”). Current copies of the charters for the Board Committees can be found on the Company’s website at www.efi.com. Each director attended 75% or more of the total number of meetings of the Board of Directors and of the Board Committees upon which such director served during 2017.

Audit Committee

The Audit Committee currently consists of Directors Brown (Chairman), Georgens and Kashnow. The Audit Committee held forty-three (43) meetings in 2017. The Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company, assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls. The Audit Committee also approves the engagement of and the services to be performed by the Company’s independent auditors. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules (the “Nasdaq Rules”) and also meet the additional criteria for independence of Audit Committee members set forth in Section 10A(m) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an internal audit function responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com. As further set forth below, the Audit Committee also oversees the Company’s risk assessment function.

We intend to disclose any amendment to the Codes, or waiver from, certain provisions of the Codes as applicable for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website, at the address specified above.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan (Chairman) and Maydan. The Compensation Committee held nine (9) meetings in 2017. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules and also meet the additional criteria for independence of Compensation Committee members set forth in Rule 5605(d)(2) of the Nasdaq Rules. The Compensation Committee reviews and approves the Company’s executive compensation policy, administers the Company’s stock plans and considers compensation consultant, counsel and other adviser conflict of interest. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in the Company’s proxy statements and prepares and approves the Compensation Committee Report for inclusion in the Company’s proxy statements.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Cogan, Kashnow (Chairman) and Maydan. The Nominating and Governance Committee held three (3) meetings in 2017. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board of Directors and considers the resignation offers of any nominee for director, in accordance with its charter and the Company’s Board of Directors Guidelines.

Pursuant to our Board of Directors Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee oversees an annual evaluation of the performance of the Board and each of its committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities to improve its operations and procedures. In April 2018, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole. Each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter and reported to the Board on the results of its evaluation.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s corporate headquarters. To be timely, the written materials must be submitted within the time provided by the advance notice provisions in the Bylaws.

The written materials must include: (1) the name(s) and address(es) of the stockholder(s) providing the notice, as they appear in the Company’s books, and of the other Proposing Persons (as defined below), (2) any

Disclosable Interests (as defined in the Bylaws) of the stockholder(s) providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or each other Proposing Person, (3) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a Proposing Person, (4) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (6) such other information (including one or more accurately completed and executed questionnaires and executed and delivered agreements) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of the information required to be disclosed in the written materials described above, the term “Proposing Person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner, if different, on whose behalf the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such beneficial owner (as such terms are defined in Rule 12b-2 under the Exchange Act) and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of the information required to be disclosed in the written materials described above if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person who is Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also acting in concert with such other person.

Any director nominations proposed by stockholders for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o General Counsel

6750 Dumbarton Circle

Fremont, CA 94555

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board of Director candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•	Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•	For prospective non-employee directors, independence under applicable standards of the SEC and the Nasdaq Rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•	Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable rules of the SEC and the Nasdaq Rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board of Director’s existing strengths.

The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is essential that our directors represent diverse viewpoints, skills, education and professional experience. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

All of our directors bring to the Board of Directors executive leadership experience derived from their service as executives and, in most cases, chief executive officers of large corporations. As a group, they bring extensive board experience and several decades of diverse and extensive business and technical experience. The process undertaken by the Nominating and Governance Committee in identifying and evaluating qualified director candidates is described below. Certain individual qualifications and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described above, under each director’s biographical information.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought, based on input from the full Board of Directors.

•	Outside Advisors. The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board of Directors at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board of Directors.

•	Management Directors. The number of officers or employees of the Company serving at any time on the Board of Directors should be limited such that, at all times, a majority of the directors is “independent” under applicable standards of the SEC and the Nasdaq rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Company’s Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board of Directors for nomination at an annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

In accordance with the Company’s “majority withheld vote” policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board of Directors the action it deems appropriate to be taken with respect to such offered resignation.

DIRECTOR COMPENSATION

FISCAL 2017 DIRECTOR COMPENSATION

The compensation paid by the Company to non-employee directors, for the fiscal year ended December 31, 2017 is summarized as follows:

Name (1) (a)	Fees earned or paid in cash (b)	Stock awards (2)(3) (c)	Option awards (2)(4) (d)	Non-equity incentive plan compensation (e)	Change in pension value and nonqualified deferred compensation earnings (f)	All other compensation (g)	Total (h)
Eric Brown	$89,000	$—	$—	$—	$—	$—	$89,000
Gill Cogan	69,000	29,711	—	—	—	—	98,711
Thomas Georgens	78,000	—	—	—	—	—	78,000
Richard Kashnow	90,500	—	—	—	—	—	90,500
Dan Maydan	63,000	—	—	—	—	—	63,000

(1)	Guy Gecht, the Company’s Chief Executive and President is not included in this table because he is an employee of the Company, and thus he received no compensation of his services as director. The compensation received by Mr. Gecht is shown in the Summary Compensation Table for 2017 on page 39 of this Proxy Statement.
(2)	The amounts reported in the Stock Awards column represents the aggregate grant date fair value determined in accordance with Financial Accounting Standard Board Accounting Standard Codification (“ASC”) 718, Stock Compensation, of equity-based awards granted to non-employee directors during 2017. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2017, regarding assumptions underlying the valuation of equity awards.
(3)	This column reflects a grant of 683 restricted stock units (“RSUs”) to Mr. Cogan for service as chairman of the Board of Directors. This grant was the only RSU or other stock award held by any of our non-employee directors outstanding as of December 31, 2017, and is the only equity grant made to our non-employee directors during the year ended December 31, 2017.
(4)	There were no options granted to any non-employee directors during the year ended December 31, 2017. At December 31, 2017, the aggregate number of option awards outstanding for each non-employee director was as follows:

Name	Vested (#)	Unvested (#)	Total (#)
Eric Brown	—	—	—
Gill Cogan	50,000	—	50,000
Thomas Georgens	50,000	—	50,000
Richard Kashnow	50,000	—	50,000
Dan Maydan	—	—	—

Director Compensation Program

The compensation of non-employee directors is determined by the Board of Directors. Employee members of the Board of Directors currently receive compensation in connection with their employment with the Company and do not receive any additional compensation for service on the Board of Directors.

Cash Compensation.     Non-employee directors receive cash compensation in the form of annual retainers and attendance fees per meeting of the Board of Directors and the Board Committees. In addition, the chairpersons of the Board of Directors and the Board Committees receive a chairperson premium, as set forth below:

	Annual Retainer			Meeting Fees
	Chairperson		Member	In Person	Telephone
Board of Directors	$	*	$25,000	$2,000	$1,000
Audit Committee		10,000	10,000	1,000	500
Compensation Committee		5,000	5,000	1,000	500
Nominating and Governance Committee		5,000	5,000	1,000	500

*	The Board of Directors chair retainer is paid annually in the form of an RSU grant on the first trading day of the year calculated as $30,000 divided by the closing stock price on the trading day preceding the annual grant date. This RSU grant will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service through the vesting date.

The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of the Board Committees, subject to the director’s continued service through the vesting date.

Equity Compensation.    Equity awards may be granted to the non-employee directors under the Company’s stock incentive plans from time to time. Each non-employee director received an equity award grant of 6,500 RSUs on January 26, 2018. These RSUs vest in one installment on November 9, 2018.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Indemnification of Officers and Directors

As permitted under Delaware law, and pursuant to the Bylaws, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the indemnification agreements that the Company has entered into with its current and former executive officers, directors, and general counsel, the Company is required, subject to certain limited qualifications, to indemnify its executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is or was serving in such capacity at the Company’s request. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s, or general counsel’s lifetime. The maximum potential amount of future payments the Company may be obligated to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits its exposure and may enable the Company to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee is responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2017. The obligation of the Audit Committee to review and approve in advance any proposed related party transaction is set forth in writing in the Charter of the Audit Committee. Further, the Company’s Code of Business Conduct and Ethics provides that the nature of all related party transactions must be fully disclosed to the Chief Financial Officer, and, if determined to be material by the Chief Financial Officer, the Audit Committee must review and approve in writing in advance such related party transactions.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2017.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its Board Committees is independent, as the term is defined by the applicable rules of the SEC and the Nasdaq Rules.

Leadership Structure

Effective June 2007, the Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors believes that the designation of an independent Chairman of the Board facilitates processes and controls that support a strong and independently functioning Board of Directors and further strengthens the effectiveness of the Board of Directors’ decision-making and appropriate monitoring of both compliance and performance. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors;

acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Cogan has served as our Chairman of the Board since June 2007. Because Mr. Cogan meets the criteria for independence established by Nasdaq, he also presides over separate meetings for the independent directors. The Board of Directors regularly observes such independent directors separate meeting time. The Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes at it may deem necessary.

Risk Oversight

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s risk management function performed by independent Business Risk Services (“BRS”), under the leadership of a BRS director (the “BRS Director”). BRS is an independent assessment function, responsible for advising management and the Board of Directors, through its Audit Committee, on the Company’s system of internal controls and management of business risks. BRS assists management and the Audit Committee in fulfilling their control responsibilities by providing regular reports, based on BRS’ reviews, that address: (i) compliance with laws, regulations, and internal policies and procedures; (ii) reliability of financial reporting; and (iii) efficiency and effectiveness of operations. BRS fulfills its objectives by providing analyses, assessments, recommendations, advice, and information to the management or the Audit Committee, as the case may be.

Each year, BRS develops an annual project plan based on assessed business risks and aligned with the Company’s control objectives. BRS fulfills its responsibilities according to such annual project plan approved by the Audit Committee and reports on the results in the implementation of the plan at the meetings of the Audit Committee. Certain risks or policies are also discussed by the Board of Directors. While compensated by the Company, the BRS Director reports directly to the Chairman of the Company’s Audit Committee. The Audit Committee also has oversight of the Company’s information technology and cybersecurity policies and procedures.

Stock Ownership

The Board of Directors has adopted a stock ownership policy for the Company’s directors. The policy was adopted to further align the interests of our stockholders and directors. According to the policy, directors are required to hold at least 10,000 shares of the Company’s common stock within three years of first becoming a director, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements are met, the Board of Directors takes into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested RSUs. Vested and unvested stock options are not taken into account in determining a director’s beneficial ownership. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level. As of April 23, 2018, all of our directors have met the stock ownership requirement.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has incorporated prohibitions on various hedging activities within its insider trading policy, which policy applies to directors, officers and employees. The policy prohibits all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The policy also prohibits pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement, subject to a limited exception where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates in the sole discretion of the Company’s General Counsel that such person has the financial capacity to repay the loan without resort to the pledged securities.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Pursuant to the process established by the Board of Directors, stockholders who wish to communicate with any member (or all members) of the Board of Directors should send such communications via regular mail addressed to the Company’s Secretary, at Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555. The Secretary will review each such communication and forward it to the appropriate member or members of the Board of Directors as he deems appropriate.

The Company encourages its directors to attend the Annual Meeting. All directors attended the Company’s last annual meeting.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and as set forth in this proxy statement (including the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented and dynamic team of executives. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 22 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2017 in more detail. Highlights of the program include:

•	Our executive compensation program is designed to pay for performance—For 2017, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation with approximately 89% of the target total direct compensation for Mr. Gecht and approximately 78% for Mr. Olin being in the form of incentive compensation tied to the achievement of specific financial performance goals and/or our stock price. For these purposes, “target total direct compensation” consists of the executive’s base salary, target annual incentive award, and long-term incentive awards based on the grant date fair value of the award as determined in accordance with ASC 718. As a result of the Company not achieving our financial targets for 2017 and consistent with our pay for performance philosophy, none of our executives’ incentive compensation for our 2017 bonus program, which had target values as of their grant date of $811,000 for Mr. Gecht and $298,000 for Mr. Olin, vested.

•

Our annual incentive program is based entirely on objective, financial criteria and paid entirely in stock—Our annual incentive program rewards our named executive officers for achievement of pre-established financial goals that correlate to the long-term goals and strategy of the Company. Awards under the program are granted as performance-based restricted stock unit (“RSU”) awards that help further align named executive officers’ interests with those of our stockholders. Each named executive officer was granted a “target” award with the possibility to vest into more or less of the award based on financial performance objectives. These awards are subject to a cap on the maximum payout granted and are eligible to vest from 0% to 200% of the target number of RSUs subject to the award based on the Company’s performance during the fiscal year. We believe the performance goals established by the Compensation Committee are rigorous and consistent with our pay-for-performance philosophy. As noted above and described in more detail below, we did not meet our performance goals for 2017, and accordingly, none of the awards made to the named executive officers under the annual incentive program awards for 2017 vested.

•	Two-thirds of the 2017 long-term target incentive awards were performance based—Two-thirds of the RSUs granted to our named executive officers in August 2017 under our long-term incentive program were subject to performance-based vesting conditions (“performance-based RSUs”) and one-third of the RSUs were subject to time-based vesting conditions (“time-based RSUs”). The performance-based RSUs consisted of two awards: one award that generally vests based on our revenue growth over a three-year period (subject to a modifier based on our revenue growth over that period relative to a group of NASDAQ listed companies with market capitalizations similar to ours) and a second award that generally vests based on our non-GAAP earnings per share (“EPS”) growth over a three-year period (subject to a modifier based on our cash from operations growth over that period). These awards are intended to both provide a retention incentive (as the awards are also subject to continued employment requirements) and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. This structure for performance under our long term incentive awards reflects feedback we have received from our stockholders that they would prefer to see revenue growth measured relative to the growth generated by other comparable companies and to see that our cash from operations is growing at a comparable rate to our non-GAAP EPS growth.

The executives were eligible to vest in a portion of the 2016 long-term target incentive awards based on our financial results for 2017. The vesting criteria for these grants were tied to achievement of revenue growth targets (subject to a modifier based on our revenue growth over that period relative to a group of Nasdaq listed companies with market capitalizations similar to ours) and our non-GAAP earnings per share (“EPS”) growth targets (subject to a modifier based on our cash from operations growth over that period). Due to the financial results of the Company in 2017, 0% of the portion of the long-term incentive awards granted in 2016 but allocated to 2017 performance vested and that portion of the 2016 award was deemed forfeited as of December 31, 2017.

The executives were eligible to vest in a portion of the 2015 long-term target incentive awards based on our financial results for 2017. The vesting criteria in these grants were tied to achievement of revenue and non-GAAP operating income and organic growth targets for the company. Due to the financial results of the Company in 2017, 0% of portion of the long-term incentive awards granted in 2015 but allocated to 2017 performance vested and that portion of the 2015 grant was deemed forfeited as of December 31, 2017.

•	We maintain executive stock ownership and holding period requirements—To further align the interests of our executives and our stockholders, our Board of Directors has adopted stock ownership requirements applicable to all executives of the Company. These requirements provide that the Company’s chief executive officer should own Company shares with a value of at least five times his base salary and the Company’s other executives should own Company shares with a value of at least two times their base salaries. In addition, our executive officers are required to hold any vested shares they acquire pursuant to their equity awards granted on or after January 1, 2016 (after satisfying applicable tax withholding) for at least three years (or, if earlier, termination of the executive’s employment with us). As of April 23, 2018, each of our executive officers had satisfied the applicable stock ownership requirements, which we believe helps to significantly align their interests with those of our stockholders.

In reading the Summary Compensation Table on page 39 below, we would ask that stockholders also take into account the alternative presentation under “Adjusted Summary Compensation Table for 2017” on page 24 in the Compensation Discussion and Analysis below. As explained below, the Compensation Committee approved time-based and performance-based RSU awards for each of the named executive officers on November 7, 2017. These awards were cancelled promptly thereafter on November 9, 2017 as the Company was in the process of amending certain of its periodic reports to address certain matters related to its financial reporting. Awards were approved by the Compensation Committee at the same levels and on the same terms on December 8, 2017 after the Company’s amended periodic reports had been filed. In accordance with applicable SEC rules, the grant date fair value of both the November 7, 2017 and December 8, 2017 awards is included for the named executive officers in the “Stock Award” and “Total” columns for 2017 in the Summary Compensation Table.

In evaluating our named executive officers’ compensation, we believe it is important to understand that the Summary Compensation Table on page 39 includes both the November 7, 2017 awards that were promptly canceled and the December 8, 2017 awards even though our executives retained only the December 8, 2017 awards. Accordingly, the “Adjusted Summary Compensation Table for 2017” presents the named executive officers’ compensation for 2017 excluding the grant date fair value of the November 7, 2017 awards (which were cancelled promptly after grant).

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) is hereby approved.

Vote Required

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Our current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders (the “say-on-pay” vote). It is expected that the next say-on-pay vote will occur at the 2019 annual meeting.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” approval of the executive compensation.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 is not required by law, by the NASDAQ Rules, or by the Certificate of Incorporation or Bylaws. However, the Board of Directors is submitting the selection of Deloitte to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2017 and 2016, Deloitte provided various audit, audit related, and non-audit services as follows (in thousands):

	2017	2016
Audit fees(a)	$4,806	$2,488
Audit-related fees(b)	791	419
Tax fees (c) including:
Tax compliance	875	747
Tax consulting	601	575
All other fees(d)	14	2

Total	$7,087	$4,231

(a)	Audit fees consist of aggregate fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements included in annual SEC filings and reports, review of interim consolidated financial statements, and the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services primarily include acquisition-related due diligence services and audit procedures related to our acquisitions.
(c)	Tax fees include:
•	Tax compliance consisting of fees billed for professional services for tax compliance, the preparation of original and amended tax returns and refund claims, and tax planning.
•	Tax consulting consists of tax advice and tax planning. These services include tax assistance regarding mergers and acquisitions.
(d)	All other fees consist of accounting research tools and review of a registration statement on Form S-8.

The Audit Committee is responsible for pre-approving audit and non-audit services to be provided to the Company by the independent registered public accounting firm (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the employment of the independent registered public accounting firm, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent registered public accounting firm.

The Audit Committee has considered whether provision of the services described in sections (b), (c), and (d), above is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not adversely affected Deloitte’s independence. All of the services of each of (b), (c), and (d) were pre-approved by the Audit Committee.

Representatives of Deloitte are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

The ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock as of April 23, 2018 by: (1) each of the Company’s current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2017 on page 39 of this Proxy Statement (collectively, the Company’s “named executive officers”); (3) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based upon Schedules 13G, filed with the SEC; and (4) all of the Company’s directors and executive officers as a group. As of April 23, 2018, there were 44,753,254 shares of common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of April 23, 2018 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555.

	Common stock
Name of beneficial owner (1)	Number of shares	Percentage owned
Ameriprise Financial, Inc.(2)	6,865,848	15.34%
145 Ameriprise Financial Center
Minneapolis MN 55474
BlackRock, Inc.(3)	5,825,278	13.02
55 East 52nd Street
New York NY 10055
The Vanguard Group, Inc.(4)	4,454,135	9.95
100 Vanguard Blvd.
Malvern PA 19355
Cadian Capital Management, LP(5)	4,351,466	9.72
535 Madison Avenue
36th Floor
New York NY 10022
Guy Gecht(6)	307,006	*
Gill Cogan(7)	116,333	*
Dan Maydan(8)	26,810	*
Thomas Georgens(9)	100,000	*
Richard Kashnow(10)	60,000	*
Eric Brown(11)	34,500	*
Marc Olin(12)	87,994	*

All current executive officers and directors as a group (7 persons) (13)	732,643	1.63%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13G and Forms 4 filed with the SEC as of April 23, 2018. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 44,753,254 shares outstanding on April 23, 2018, adjusted as required by rules promulgated by the SEC.
(2)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2018 by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), and Columbia Seligman Communications & Information Fund (“CSCIF”) reporting securities deemed to be beneficially owned as of December 31, 2017. AFI and CMIA each has shared voting power as to 6,769,211 shares of common stock and shared dispositive power as to 6,865,848 shares of common stock. CSCIF has sole voting power and shared dispositive power over 3,372,035 shares. CMIA and AFI do not directly own any shares of Common Stock of the Company. As the investment adviser to CSCIF and various other unregistered and registered investment companies and other managed accounts, CMIA may be deemed to beneficially own the shares held by CSCIF. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares held by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any shares reported on the Schedule 13G.
(3)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on January 23, 2018, by BlackRock, Inc reporting securities deemed to be beneficially owned as of December 31, 2017. BlackRock, Inc. has sole voting power as to 5,731,807 shares of common stock and sole dispositive power over 5,825,278 shares of common stock and is reporting beneficial ownership of the shares as the parent holding company or control person of BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC.
(4)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 9, 2018, by The Vanguard Group, Inc. (“VGI”) reporting securities deemed to be beneficially owned as of December 31, 2017. VGI, as the parent company of Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”) may be deemed to beneficially own the shares held by VFTC and VIA. VFTC is the beneficial owner as to 86,582 shares of common stock as a result of serving as investment manager of collective trust accounts and VIA is the beneficial owner as to 9,610 shares of common stock as a result of serving as investment manager of Australian investment offerings. According to the Schedule 13G, as amended, VGI has sole voting power over 90,374 shares of common stock and sole dispositive power as to 4,361,735 shares of common stock. VGI has shared voting power over 5,818 shares of common stock and shared dispositive power as to 92,400 shares of common stock. VGI, together with VFTC and VIA, beneficially own 4,454,135 shares of common stock.
(5)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 13, 2018, by Cadian Capital Management, LP (“Cadian”) reporting securities deemed to be beneficially owned as of December 31, 2017. Cadian has voting and dispositive power as to 4,351,466 shares of common stock that is shared with Cadian Capital Management GP, LLC and Eric Bannasch.
(6)	Mr. Gecht does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 23, 2018.
(7)	Includes 50,000 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 23, 2018.
(8)	Mr. Maydan does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 23, 2018.

(9)	Includes 50,000 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 23, 2018.
(10)	Includes 50,000 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 23, 2018.
(11)	Mr. Brown does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 23, 2018.
(12)	Mr. Olin does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 23, 20178.
(13)	Includes an aggregate of 150,000 shares of common stock issuable upon the exercise of options granted to directors collectively under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 23, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, the Company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis in 2017.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of April 23, 2018:

Name	Age	Position
Guy Gecht	52	Chief Executive Officer
Marc Olin	53	Chief Financial Officer

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991, he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company, listed on the Nasdaq Global Select Market. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Olin was appointed Chief Financial Officer of the Company in April 2015. Previously he served as Chief Operating Officer of the Company from January 2014 until April 2015. From January 2015 to April 2015, Mr. Olin served as our Interim Chief Financial Officer, and from September 2013 until January 15, 2014,

Mr. Olin also served as our Interim Chief Financial Officer. Mr. Olin joined the Company in 2003 when the Company acquired Printcafe Software. From 2003 to the present, Mr. Olin served in various roles at the Company, including, from 2006 to 2014, as Senior Vice President and General Manager of EFI Productivity Software. Mr. Olin holds a B.S. in Graphic Communications Management and Applied Mathematics from Carnegie Mellon University

COMPENSATION DISCUSSION AND ANALYSIS

The following sections of this proxy statement describe the Company’s compensation arrangements with its named executive officers (also referred to below as the “executives”), who, for fiscal year 2017, were Guy Gecht, Chief Executive Officer and President, and Marc Olin, Chief Financial Officer.

Executive Summary

The Compensation Committee oversees the executive compensation program and determines the compensation for the named executive officers. The Compensation Committee believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. Consequently, the Compensation Committee sets performance metrics for our incentive compensation programs that match our short-term and long-term operating frameworks and sets target performance levels that are challenging but achievable with good performance, and maximum performance levels that represent stretch goals.

Although the Company achieved record revenue of $993 million for the year ended December 31, 2017, our revenue growth and performance of the other financial metrics for our incentive compensation program were below targeted levels. As a result of these financial results for 2017, our compensation plans paid out significantly less than in prior years.

Specifically, as a result of the Company’s financial results in 2017:

•	Our named executive officers received no annual bonus under the 2017 bonus program; and

•	No portion of any long-term equity award tied to 2017 financial results vested.

Our Executive Compensation Programs

The compensation of the named executive officers consists primarily of three elements—a base salary, an annual incentive program, and long-term incentive awards—that are designed to reward executives for performance and to promote retention among our executive team.

•	Our executive compensation program is designed to pay for performance—For 2017, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation with approximately 89% of the target total direct compensation for Mr. Gecht and approximately 78% for Mr. Olin being in the form of incentive compensation tied to the achievement of specific financial performance goals and/or our stock price. For these purposes, “target total direct compensation” consists of the executive’s base salary, target annual incentive award, and long-term incentive awards based on the grant date fair value of the award as determined in accordance with ASC 718.

•	Incentive compensation performance achievement was below threshold—Consistent with our pay for performance philosophy and illustrating the rigorous nature of the goals established for the annual incentive program, as described in more detail below, the Compensation Committee determined that the Company’s financial results during 2017 were below the threshold level for vesting of RSUs under the annual incentive program, although both our revenue and non-GAAP operating income levels increased in 2017 compared with 2016 levels. Accordingly, the RSUs granted under our 2017 annual incentive program did not vest.

•	Our annual incentive program is based entirely on objective, financial criteria—Our executive annual incentive program is intended to encourage our named executive officers to focus on specific short-term financial goals that we believe are important to our success and correlate to the long-term goals and strategy of the Company. Company-wide revenue (as determined under generally accepted accounting principles, or “GAAP”), non-GAAP operating income, and cash from operations as a percentage of non-GAAP net income were chosen because of feedback from our stockholders and because we believe they align with our annual operating plan and encourage our executives to make decisions that are in the best long-term interests of the Company and our stockholders. We believe the performance goals established by the Compensation Committee are rigorous and consistent with our pay-for-performance philosophy.

•	Our annual incentive program is denominated entirely in shares of our stock to further align interests of executives with those of stockholders—As has been our practice in recent years, awards under the 2017 annual incentive program were granted as performance-based restricted stock unit awards (“RSUs”) that help further align named executive officers’ interests with those of our stockholders. Each named executive officer was granted an annual incentive award, which was eligible to vest between 0% to 200% of the target number of RSUs subject to the award based on the Company’s performance in 2017. The target award levels for our named executive officers were increased for 2017 as described below to enhance the incentives created by these awards.

•	Two-thirds of 2017 long-term incentive awards were performance based—Two-thirds of the RSUs granted to our named executive officers in December 2017 under our long-term incentive program were subject to both performance-based and time-based vesting conditions (“performance-based RSUs”) and one-third of the RSUs were only subject to time-based vesting conditions (“time-based RSUs”), in each case based on the number of shares subject to each grant. These awards are intended to both enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth and provide a retention incentive (as the awards are also subject to continued employment requirements). This structure for performance-based RSUs reflects feedback we have received from our stockholders that they prefer to see revenue growth measured relative to the growth generated by other comparable companies and to see that our cash from operations is growing at a comparable rate to our non-GAAP EPS growth. The time-based RSUs provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because both the time-based RSUs and the performance-based RSUs will generally remain outstanding for a period of years, they also help ensure that executives always have significant value tied to delivering long-term stockholder value.

•	We do not have tax gross-up provisions in our agreements with its executive officers—We believe that it is not in the best interests of stockholders to provide tax gross-up benefits to executives.

•	We have adopted a clawback policy—The policy provides that the Company may recover performance-based compensation (whether paid as cash or equity) paid to executive officers in connection with a restatement of the Company’s financial results.

•	We maintain executive stock ownership guidelines—Our Board of Directors has adopted stock ownership guidelines applicable to all executives of the Company. These guidelines provide that the Company’s chief executive officer should own Company shares with a value of at least five times his base salary and the Company’s other executives should own Company shares with a value of at least two times their base salaries. Each of our executive officers has satisfied the applicable stock ownership requirements, which we believe helps to significantly align their interests with those of our stockholders.

•	Our executives are subject to stock holding periods—Our Board of Directors has adopted a requirement that each of our executive officers hold any vested shares they acquire pursuant to their equity awards granted on or after January 1, 2016 (after satisfying applicable tax withholding) for at least three years (or, if earlier, termination of the executive’s employment with us). This holding period requirement is in addition to the stock ownership guidelines described above.

Adjusted Summary Compensation Table for 2017

As discussed in “Executive Compensation Elements—Long-Term Incentive Awards—2017 Long-Term Incentive Awards” below, the Compensation Committee approved time-based and performance-based RSU awards for each of the named executive officers on November 7, 2017 that were cancelled promptly thereafter on November 9, 2017 as the Company was in the process of amending certain of its periodic reports to address certain matters related to its financial reporting. Awards were approved by the Compensation Committee at the same levels and on the same terms on December 8, 2017 after the Company’s amended periodic reports had been filed. In accordance with applicable SEC rules, the grant date fair value of both the November and December awards is included for the named executive officers in the “Stock Award” and “Total” columns for 2017 in the Summary Compensation Table, even though the net effect of these actions is that the named executive officers retained only one set of awards (the December 8, 2017 awards).

The following table supplements the Summary Compensation Table that appears on page 39 and shows the 2017 compensation for each named executive officer as otherwise presented in the Summary Compensation Table, excluding the grant date fair value of the November 7, 2017 awards, which were cancelled on November 9, 2017:

Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Stock awards (e)	Option awards (f)	Non-equity incentive plan compensation (g)	All other compensation (i)	Total (j)
Guy Gecht, Chief Executive Officer	2017	$620,000	$—	$5,128,302	$—	$—	$5,400	$5,753,702
Marc Olin, Chief Financial Officer	2017	$330,000	$—	$1,155,747	$—	$—	$5,365	$1,491,112

Pay for Performance Alignment—Realizable Pay Analysis

The following bar charts summarize realizable pay relative to granted pay for our CEO and CFO. Realizable pay represents the amount of pay that has been realized or may still be realizable from pay granted during the prior three years (2015-2017) combined. The granted pay equates to the cumulative 2015-2017 values from the Summary Compensation Table, except that for 2017 we have used the values from the Adjusted Summary Compensation Table described above, which excludes the awards from November 2017, which were cancelled promptly after grant. The realizable value amounts include the impact of incentive awards that were paid out or vested during the period associated with pay that was granted during the period. The realizable pay amounts also include the value of outstanding long-term incentive awards made during the three-year period, assuming that any unvested performance-based awards vest at target. In other words, the realizable pay considers whether performance-based awards have paid out (vested) or not, and revalues all equity granted during the period at the most recent fiscal year end stock price, rather than at the stock prices on the dates they were granted, to provide an estimate of the realizable values to the executives.

As can be seen in the bar charts below, aggregate realizable pay for the CEO is about $7.3 million (39%) lower than his aggregate granted pay over the three-year period and aggregate realizable pay for the CFO is about $2.0 million (36%) lower than his aggregate granted pay over the three-year period. By way of comparison, EFI’s annualized total shareholder return over the same three-year period is minus 11% and the cumulative shareholder return is minus 30%. Thus, the realizable pay analysis confirms the strong pay and performance alignment of our executive compensation programs.

CEO 3-YEAR CUMULATIVE GRANTED VS. REALIZABLE PAY	CFO 3-YEAR CUMULATIVE GRANTED VS. REALIZABLE PAY

*	Of the total $11.25 million 3-year cumulative realizable pay for the CEO, $7.47 million of the stock-based awards have not yet vested, with any remaining unvested performance-based awards assumed for the purpose of this calculation to vest at target in the future. Of the total $3.60 million realizable pay for the CFO, $2.05 million of the stock-based awards have not yet vested, with any remaining unvested performance-based awards assumed for the purpose of this calculation to vest at target in the future.

Realizable Pay Chart Methodology: Granted pay values equal the sum of all pay, as disclosed in the Summary Compensation Table for the applicable fiscal years (2015, 2016, 2017), except that for 2017, the granted pay values equal the values in the Adjusted Summary Compensation Table above, which excludes the November 2017 awards that were cancelled promptly after grant. Realizable pay equals the sum of all cash paid (as disclosed) during the same period, plus the value of all equity grants made during the period, valued using the stock price at the end of the three-year period. For grants made during the period that have not yet vested, the target number of shares and the stock price at the end of the most recent fiscal year (FY17) is used. For grants that have vested and performance outcomes that have been disclosed, the actual number of shares and the stock price at the end of the most recent fiscal year (FY17) is used.

Compensation Objectives and Philosophy

The Company’s executive compensation programs are designed to achieve the following key objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Align compensation with the Company’s corporate strategies, business and financial objectives, and the long-term interests of the Company’s stockholders;

•	Incentivize executives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	Help ensure that the total compensation is fair, reasonable and competitive.

Role of the Compensation Committee of the Board of Directors

The Compensation Committee has responsibility for approving and evaluating matters relating to the overall compensation philosophy, compensation plans, policies, and programs of the Company. This includes periodically reviewing and approving the Company’s named executive officers’ annual base salaries, annual incentive awards, long-term incentive awards, employment agreements, severance arrangements, and change in control agreements or provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Compensation Committee may solicit input from the full Board of Directors before making final decisions relating to compensation of the named executive officers. In fulfilling its responsibilities, the Compensation Committee may consider, among other things, industry and general practices, benchmark data, and marketplace developments.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers, the Vice President of Human Resources, and the General Counsel (“Executive Management”), provide administrative assistance and support for the Compensation Committee from time to time. Executive Management provides recommendations and information to the Compensation Committee to consider, analyze, and review in connection with compensation proposals for the named executive officers. Executive Management does not have any final decision-making authority in regard to named executive officer compensation. The Compensation Committee reviews any recommendations and information provided by Executive Management and approves the final executive compensation package.

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of stockholders held in June 2017, approximately 98% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. We believe this reflects stockholders’ support for our executive compensation program, including certain changes the Company has made in recent years (such as using multiple metrics, including relative metrics, to measure our performance under its incentive programs, strengthening its executive stock ownership guidelines, implementing a holding period requirement for executives and adopting a clawback policy) after consideration of input from our stockholders.

The Company values the views expressed by its stockholders, and the Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Use of Outside Advisors

The Compensation Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to provide information, analyses, and advice regarding executive and director compensation. For 2017, Mercer also assisted the Compensation Committee in its assessment of the potential relationship between the Company’s compensation program and risk-taking by management. For more information, see the “Compensation Risk Assessment” section on page 46 of this Proxy Statement. In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer worked with management to obtain and validate data, review materials, and recommend potential changes. Mercer invoiced the Company for approximately $154,800 in fees in connection with the Compensation Committee’s determination of a variety of components of executive and board of director compensation during fiscal year 2017. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), a diversified conglomerate of companies that provide insurance, strategy, and human resources consulting services. In 2017, other Mercer business segments received fees from the Company of approximately $3,200, which was primarily related to other compensation consulting services and payments amounting to approximately $143,000 for insurance brokerage services and stop-loss commissions. The decision to engage Mercer to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. The Compensation Committee has reviewed the services provided by Mercer and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf).

Review of External Compensation Data

The Compensation Committee does not set compensation levels at any specific level or percentile against the peer group (i.e., the Compensation Committee does not “benchmark” compensation at any particular levels relative to these companies). However, the Compensation Committee periodically reviews market compensation levels to inform its decision-making process and to determine whether the total compensation opportunities for the Company’s named executive officers are appropriate in light of factors such as the compensation arrangements for similarly situated executives in the market, and may make adjustments when the Compensation Committee determines they are appropriate.

Historically, the Compensation Committee, with assistance from Mercer, has used a peer group of companies each year to provide a basis of comparison for the Company’s executive compensation programs. The peer group is determined based generally on the following criteria:

•	U.S. publicly traded companies;

•	Companies of comparable size with revenue within a range of approximately one-half to two times the Company’s revenue;

•	Companies in technology-related industries: Communications Equipment, Computer Storage & Peripherals, Computer Hardware, Electronic Equipment and Instruments, and Systems Software; and

•	Companies with similar business models and characteristics: business to business sales, manufacturing capabilities, software products and/or integrated solutions/services.

Our 2017 peer group consisted of the following companies:

3D Systems Corporation	F5 Networks, Inc.
Analogic Corporation	Finisar Corporation
Avid Technology Inc.	Fortinet, Inc.
Cirrus Logic, Inc.	Infinera Corporation
Commvault Systems, Inc.	Netgear, Inc.
Cray Inc.	Plantronics, Inc.
Extreme Networks, Inc.	Synaptics Incorporated

We periodically review our peer group to ensure that companies continue to be size and business appropriate for compensation comparison purposes. With assistance from Mercer, we revised our peer group for 2017. Two companies (QLogic and Netsuite) were acquired and are no longer publicly traded companies. To ensure the peer group included an appropriate number of companies, we added two companies that we believe are reasonable comparators from a size and business characteristic standpoint. These two new peer companies are Avid Technology Inc. and Integrated Device Tech Inc. The resulting peer group includes companies from relevant technology subsectors with revenue that approximates one-half to two times our revenue that generally share other relevant characteristics such as similarity in business models, multiple product categories and divisions, and global operations.

Executive Compensation Elements

For the 2017 fiscal year, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) annual incentive award; and (3) long-term incentive awards.

In determining each element of executive compensation, the Compensation Committee considers a number of factors, such as the executive’s employment experience, individual performance during the year, potential to enhance long-term stockholder value, compensation history and prior equity awards. In addition, the Compensation Committee considers the Company’s performance, competitive executive compensation practices, and current compensation levels and types within the peer group. Since there are no fixed policies regarding the amount and allocation for each element of executive compensation, the determination and composition of total compensation is up to the discretion of the Compensation Committee and is decided in its judgment. However, the amounts paid out under our incentive-based programs are determined based on the Company’s achievement of quantitative performance goals as discussed in greater detail below.

The difference in the levels of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Compensation Committee considers the value of an individual’s entire compensation package when establishing the appropriate levels of compensation for each element.

Base Salary

The Company provides the named executive officers with a fixed, annual base salary. In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, and performance. In addition, the Compensation Committee considers Company performance and salary levels within our peer group. There are no formulaic increases. Instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer.

In February 2017, the Compensation Committee reviewed the base salary levels for Messrs. Gecht and Olin. The Compensation Committee determined that Mr. Gecht’s base salary would remain at $620,000 (the same level as his salary has been each year since 2011) and determined that Mr. Olin’s base salary should be increased from $310,000 (the level established in January 2014 upon his appointment to a named executive officer position) to $370,000, effective January 2017, in recognition of his ongoing contributions and role within the Company. The Compensation Committee considered the base salary levels for each of the named executive officers to be appropriate in light of each executive’s experience and responsibilities. In April 2017, Mr. Olin requested that the increase in his base salary be suspended effective May 1, 2017 until such time as the Company achieved a fiscal quarter of year-over-year revenue growth and non-GAAP earnings per share income growth (in each case, as compared with the corresponding quarter of the preceding fiscal year). The Compensation Committee approved the request. In April 2018, the Compensation Committee determined that the base salary increase for Mr. Olin that was approved in February, 2017, but was suspended at Mr. Olin’s request, should be reinstated effective May 1, 2018.

Annual Incentive Awards

2017 Annual Incentive Program

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance, and other relevant financial factors that affect stockholder value. Under the annual incentive program, the named executive officers will receive payment only if specified corporate performance measures for the fiscal year are achieved. Payments under the annual incentive program are generally contingent upon the executive’s continued employment through the vesting date of the award (typically during the first quarter of the following fiscal year), subject to the terms of his employment agreement, and are determined by the Compensation Committee based on performance against the pre-established goals. The Compensation Committee believes that the annual incentive program provides an incentive that motivates executives to achieve specific financial objectives it considers important to our growth and success.

The target annual incentive award for each named executive officer is calculated as a percentage of his base salary. The Compensation Committee sets these individual targets in its judgment based on its review of the executive’s total compensation package, compensation levels at the peer group companies, and its assessment of the executive’s past and expected future contributions.

In February 2017, the Compensation Committee approved the 2017 annual incentive program (the “2017 Program”) for the named executive officers and established their target annual incentive awards under the program as set forth below. The Compensation Committee determined that the target annual incentive award amount for Mr. Gecht would be increased from 105% to 130% of his base salary and the target annual incentive award amount for Mr. Olin would be increased from 70% to 80% of his base salary in order to enhance the incentives created by these awards (with the target percentage for Mr. Olin to be applied to the base salary level of $370,000 that the Compensation Committee had approved for him in February 2017 as noted above). The Compensation Committee determined that an increase in Mr. Gecht’s bonus opportunity was appropriate in light of his continued leadership of the Company leading to record revenue in 2016, the Company’s goals for 2017 and beyond, and the fact that Mr. Gecht’s base salary has not been adjusted since 2011, and that Mr. Olin’s bonus opportunity should be increased in light of his ongoing contributions and role within the Company.

Named Executive Officer	Target Annual Incentive (Percentage of Base Salary)
Guy Gecht	130%
Marc Olin	80%

In executing the program, the Compensation Committee approved grants of performance-based RSU awards in February 2017 to each of the named executive officers. For each award, the target number of RSUs subject to the award (“Target RSUs”) was determined by dividing the executive’s target annual incentive amount (the target annual incentive percentage as set forth in the table above multiplied by the executive’s annual base salary) by the Company’s closing stock price on February 17, 2017. Forty percent of each executive’s award was eligible to vest based on the Company’s revenue (as determined in accordance with GAAP) for 2017 relative to the performance target established by the Compensation Committee as described below, forty percent of each executive’s award was eligible to vest based on the Company’s non-GAAP operating income for 2017 relative to the performance target established by the Compensation Committee, and the remaining twenty percent of the award was eligible to vest based on the Company’s cash from operations as a percentage of non-GAAP net income relative to the performance target established by the Compensation Committee. However, in each case, the vesting of each component of the award was also contingent on the Company’s achieving a minimum threshold for non-GAAP operating income for 2017 determined by the Compensation Committee. The purpose of this non-GAAP operating income threshold was to ensure sufficient profitability before providing for payouts based on revenue or cash from operations. The maximum payout for each component of the executive’s award is 200% of the Target RSUs allocated to that component.

In structuring the 2017 Program as awards of RSUs (as opposed to a cash incentive opportunity), the Compensation Committee intended to provide a further link between our executives’ incentive compensation and the value created for our stockholders. The Compensation Committee selected revenue, non-GAAP operating income, and cash from operations as a percentage of non-GAAP net income as the performance measures for the 2017 Program to create further incentives for management to focus on the Company’s revenue growth and profitability because the Compensation Committee believes these metrics are key to the Company’s long-term growth and success. The Compensation Committee defined these metrics as the following:

•	Non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of the certain expenses, in each case consistent with the determination of non-GAAP operating income in our financial reporting.

•	Non-GAAP net income is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses and gains and the tax effect of these adjustments, in each case consistent with the determination of non-GAAP net income in our financial reporting.

The adjustments are specified in the Unaudited Non-GAAP Financial Information section of the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2017. The Compensation Committee believes that these adjustments to operating income and net income are appropriate for purposes of our incentive programs and produce a better measure of the executives’ impact on the ongoing operating performance and income of the Company over the corresponding year.

The performance targets selected by the Compensation Committee for the awards under the 2017 Program were based on the Company’s operating plan, which was approved by the Board of Directors. As shown in the table below, each of the revenue and non-GAAP operating income metrics, the 2017 target performance level set forth below with respect to revenue and Non-GAAP Operating Income is significantly greater than the Company’s results certified by the Compensation Committee for that metric.

in million	2017 Bonus Targets	Certified by the Compensation Committee for the 2016 Bonus Program (1)
Revenue	$1,078	$988
Non-GAAP Operating Income	163	155

(1)	As certified by the Compensation Committee in February 2017.

With respect to the cash from operations as a percentage of Non-GAAP Net Income, the Compensation Committee set the target percentage at 90% consistent with the 2016 goal structure. The intent of this metric is to focus management decision-making on, and reward achievement of, conversion of earnings into cash flow. The 2017 goal is set at a level that rewards increases in Non-GAAP Net Income that also result in similar proportionate increases in operating cash flow.

The threshold, target and maximum performance levels for the RSU awards under the 2017 Program are set forth in the table below.

Metrics	Weighting	Threshold	Target	Maximum
Revenue (in millions)	40%	$992	$1,078	$1,120
(% of program component earned)	—	0%	100%	200%
Non-GAAP operating income (in millions)	40%	$148	$163	$176
(% of program component earned)	—	0%	100%	200%
Cash from operations as a percentage of non-GAAP net income	20%	70%	90%	110%
(% of program component earned)	—	0%	100%	200%

The minimum threshold for non-GAAP operating income for 2017 established by the Compensation Committee was $148 million. None of the RSUs granted under the 2017 Program would vest if this minimum threshold for non-GAAP operating income was not achieved. In addition, none of the RSUs that were tied to revenue would vest if the minimum threshold for revenue set forth above was not achieved, and none of the RSUs that were tied to cash from operations would vest if the minimum threshold for cash from operations set forth above was not achieved. If the minimum threshold level for non-GAAP operating income was achieved, the Target RSUs allocated to each metric would vest with respect to between 0% and 200% of those RSUs, with 0% of the RSUs vesting for performance at or below the “Threshold” level for that metric, 100% of the RSUs vesting for performance at the “Target” level for that metric and 200% of the RSUs vesting for performance at or above the “Maximum” level for that metric. In each case, the vesting percentage would be determined on a pro-rata basis for performance between the levels indicated in the table.

In determining whether performance targets have been achieved, the Company’s performance results were adjusted as follows: (a) bookings achieved in 2017 and revenue deferred from 2017 into a subsequent reporting period were included in the calculation; and (b) revenue and operating income from each acquisition completed during 2017 was also included in the calculation to the extent that such revenue and operating income were generated through Company sales channels existing prior to the completion of each such acquisition. The Compensation Committee believed these adjustments were appropriate to more accurately reflect the Company’s performance during the fiscal year.

In March 2018, the Compensation Committee reviewed the Company’s total 2017 fiscal year revenue, non-GAAP operating income, and cash from operations as a percentage of non-GAAP net income and determined that, for purposes of the 2017 Program the Company’s 2017 revenue was $991 million (as compared to approximately $993 million as determined under GAAP), the Company’s non-GAAP operating income was

$134 million (as compared to non-GAAP operating income of approximately $127 million as reflected in the Company’s financial reporting), with such operating income determined in each case based on the adjustments to GAAP operating income provided in the Unaudited Non-GAAP Financial Information section of the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2017. In addition, for the year ended December 31, 2017, the Company’s cash from operations as a percentage of non-GAAP net income was 51% for purposes of the 2017 Bonus Program.

Accordingly, the Compensation Committee determined that 0% of the RSUs granted to each of Messrs. Gecht and Olin under the 2017 Program should vest.

Vesting of 2016 Cash From Operations Performance Award

As described in the Company’s 2017 proxy statement, in February 2016 the Compensation Committee granted performance RSU awards to each of the named executive officers that vested based on the Company’s cash from operations for 2016 as a percentage of the Company’s non-GAAP net income for the year as follows (with the vesting percentage pro-rated for performance between the threshold and target levels):

Performance Level	Cash From Operations Percentage of Non- GAAP Net Income	Vesting Percentage
Threshold	66%	0%
Target	90% or above	100%

In February 2017, the Compensation Committee determined that the Company’s cash from operations as a percentage of non-GAAP net income for 2016 was 97%, and accordingly, 100% of the RSUs subject to each executive’s award vested.

Long-Term Incentive Awards

The Compensation Committee believes that equity ownership closely aligns the interests of named executive officers with those of Company stockholders and promotes sustained creation of stockholder value. For 2017, as in prior years, approximately two-thirds of each named executive officer’s annual long-term incentive award is in the form of performance-based RSUs that vest based upon the Company’s achievement of pre-established financial goals. We believe these performance-based RSUs incentivize executives to achieve goals considered important to the Company’s long-term growth and success. To incentivize continued employment, the vesting of performance-based RSUs is generally subject to the executive’s continued employment through the applicable performance period. Time-based RSUs, which vest based on continued employment (typically over a three-year vesting schedule), provide an enhanced retention incentive because these awards are not subject to the risks of performance-based vesting conditions.

The Compensation Committee determines the value of each executive’s equity award in its judgment, taking into consideration its subjective assessment of the executive’s individual performance, the retention value of these grants and the executives’ prior long-term incentive awards, peer company long-term incentive awards and total direct compensation data provided by Mercer, the number of shares remaining under the Company’s equity incentive plan, the dilutive impact of equity award grants, and the Company’s philosophy that long-term equity incentives should constitute a substantial portion of each executive’s total direct compensation.

2017 Long-Term Incentive Awards

On November 7, 2017, the Compensation Committee approved a long-term incentive grant to each of our named executive officers, with two-thirds of each award consisting of performance-based RSUs with both performance- and time-based vesting requirements covering a three-year performance period (2018-2020) and one-third of each award consisting of time-based RSUs. The number of shares subject to these grants is reported in the Grants of Plan-Based Awards Table below. For the purposes of this discussion, we refer to these awards as the “Cancelled 2017 Awards.”

The Cancelled 2017 Awards were cancelled on November 9, 2017 because the Company determined that it would be necessary to amend certain of its periodic reports to address certain matters related to its financial reporting, and both the named executive officers and the Compensation Committee believed it would not be appropriate for the named executive officers to receive award grants under such conditions. . Accordingly, the named executive officers requested, and the Compensation Committee agreed, that the Cancelled 2017 Awards would be cancelled. Notwithstanding the fact that the awards were cancelled, in accordance with applicable SEC rules, the number of shares subject to the Cancelled 2017 Awards is reported in the Grants of Plan-Based Awards Table below and the grant date fair value of the awards is included as 2017 compensation for the named executive officers in the “Stock Award” and “Total” columns of the Summary Compensation Table.

On December 8, 2017, after the Company had filed the amended periodic reports with the SEC, the Compensation Committee determined that it would be appropriate to grant the performance-based and time-based RSU awards for the named executive officers that had initially been approved for the Cancelled 2017 Awards. Awards were approved at the same levels and on the same terms as had initially been approved for the Cancelled Awards. In accordance with applicable SEC rules, the number of shares subject to the December 8, 2017, awards (hereafter, referred to as the “Active 2017 Awards”) are also reported in the Grants of Plan-Based Awards Table below and the grant date fair value of the awards is also included as 2017 compensation for the named executive officers in the “Stock Award” and “Total” columns of the Summary Compensation Table. Thus, both the Cancelled 2017 Awards and the Active 2017 Awards are included in the Grants of Plan-Based Awards Table below and in the Summary Compensation Table, even though the Cancelled 2017 Awards were promptly cancelled after grant and our named executive officers did not receive these awards.

In evaluating our named executive officers’ compensation, we believe it is important to understand that the Summary Compensation Table includes both the Cancelled 2017 Awards and the Active 2017 Awards even though our executives retained only the Active 2017 Awards. Accordingly, see “Adjusted Summary Compensation Table for 2017” above for the presentation of the named executive officers’ compensation for 2017 excluding the grant date fair value of the Cancelled 2017 Awards, which were cancelled promptly after grant.

The grant levels for our named executive officers’ long-term incentive awards are determined by the Compensation Committee in its judgment, taking into account the factors listed above under “Executive Compensation Elements” and such other factors as it may deem appropriate. The metrics we use to determine performance for our long-term incentive awards are designed to reflect our stockholders’ interests. Through our dialogue with stockholders and our analysis of company and market performance, we have refined our long-term incentive plan measures in recent years to more precisely capture the balance of financial metrics that align with our strategic growth strategy and complement the outcomes rewarded through the annual incentive program. As such, we used the following metrics in our long-term incentive plan to motivate our executives to focus on the following objectives:

•	Strong absolute and relative revenue growth—increase revenue at a pace that aligns with our operating plan while exceeding that of broad industry averages

•	Strong earnings and cash flow growth—maximize EPS while simultaneously increasing cash flow

The performance-based RSUs comprise two-thirds of the total number of RSUs subject to the 2017 long-term incentive award, with the balance of the award consisting of time-based RSUs. Consistent with the first objective above, fifty percent of the performance-based RSUs vest based on the Company’s achievement of revenue growth targets over a three-year period (2018-2020) and also based on the Company’s revenue growth over that period relative to a group of NASDAQ listed companies with market capitalization between $500 million and $5 billion (the “Revenue Growth Performance RSUs”). Consistent with the second objective above, the remaining fifty percent of the performance-based RSUs vest based on the Company’s achievement of non-GAAP EPS growth and cash from operations growth targets (the “EPS Growth Performance RSUs”) over the 2018-2020 period. For each performance-based RSU, the Company must achieve a threshold performance level for any portion of the award to vest.

Revenue Growth Performance RSUs.    For the Revenue Growth Performance RSUs, the awards vest in three equal annual installments over the three-year period. The performance goals are established at the outset of the three-year performance period and are based on the Company’s revenue growth measured on both an absolute and relative basis over 2018, 2019 and 2020. The vesting percentage for each annual tranche is determined as follows:

For each one-year performance period, a vesting percentage is determined based on the Company’s revenue growth for that year against targets established by the Compensation Committee. The Compensation Committee set the performance goals at the outset of the three-year performance period based on levels that it believed would be challenging but attainable if the Company performed at a high level. The payout percentages for threshold, target, and overachievement performance levels are set forth below. If the Company achieves performance between the levels set forth below, the payout percentage will be interpolated on a straight-line basis between the two closest performance levels. The Company must achieve at least the threshold revenue growth goal for a particular performance period for any of the Revenue Growth Performance RSUs related to that performance period to vest.

Revenue Growth Level Achieved for Applicable Performance Period	Vesting Percentage
Threshold or Below	0%
Target	100%
Overachievement or Above	150%

The vesting percentage is then subject to a modifier based on a comparison of the Company’s revenue growth for the applicable performance year over the prior calendar year (specifically, 2018 revenue growth increase when compared to 2017 revenue growth, 2019 revenue growth increase as compared to 2018 revenue growth, and 2020 revenue growth increase as compared to 2019 revenue growth for the first, second and third tranches, respectively) as compared to the median growth over the prior calendar year for the companies listed in the NASDAQ composite index with a market cap between $500 million and $5 billion. This “Nasdaq Revenue Growth Modifier” is determined as set forth in the table below (with the modifier determined by interpolation on a straight-line basis for performance between the threshold and overachievement levels).

Relative Revenue Growth Level Achieved for Applicable Performance Period	NASDAQ Revenue Growth Modifier
Threshold or Below	80%
Target	100%
Overachievement or Above	120%

In no event, however, may the vesting percentage for a performance year be greater than 150% (by application of the NASDAQ revenue growth modifier or otherwise)

EPS Growth Performance RSUs.    For the EPS Growth Performance RSUs, the awards vest in three equal annual installments over the three-year performance period. The performance goals are established at the outset of the three-year performance period and are based on the Company’s EPS and cash from operations over each of the three calendar years 2018, 2019, and 2020. The vesting percentage for each annual tranche is determined as follows:

For each performance year, a vesting percentage is determined based on the Company’s growth in non-GAAP EPS for that year over its non-GAAP EPS for the prior year. Non-GAAP EPS is subject to the same adjustments described above for non-GAAP operating income under our 2017 annual incentive program. The Compensation Committee set the performance goals at the outset of the three-year performance period based on levels that it believed would be challenging but attainable if the Company performed at a high level. The payout percentages for threshold, target, and overachievement performance levels are set forth below. If the Company achieves performance between the levels set forth below, the total percentage earned shall be interpolated pro-rata on a straight-line basis between the two closest performance levels. The Company must achieve at least the threshold EPS growth goal for a particular performance period for any of the EPS Growth Performance RSUs related to that performance period to vest.

Non-GAAP EPS Growth Level Achieved for the Applicable Performance Period	Vesting Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Overachievement or Above	150%

The vesting percentage is then subject to a modifier based on the rate of growth of the Company’s cash from operations for the applicable performance year over its cash from operations for the prior fiscal year compared with the rate of growth of its non-GAAP operating income (as defined above) for the applicable performance year over its non-GAAP operating income for the prior fiscal year. This “Cash from Operations Growth Modifier” is determined as set forth in the table below (with the modifier determined by interpolation on a straight-line basis for performance between the threshold and overachievement levels).

Cash from Operations Growth Level Achieved for the Applicable Performance Period	Cash from Operations Growth Modifier
Threshold or Below	80%
Target	100%
Overachievement or Above	120%

In no event, however, may the vesting percentage for a performance year be greater than 150% (by application of the cash from operations growth modifier or otherwise).

2016 Performance Awards

As described in the Company’s 2017 proxy statement, the Company granted performance-based RSU awards to the named executive officers in August 2016 that vested sixty percent based on the Company’s achievement of specified levels of revenue and forty percent based on the Company’s achievement of non-GAAP EPS growth and cash from operations growth. In general, these awards were similar in structure to the performance-based RSUs granted in 2017 as described above, with one-third of each award being eligible to vest at the end of each year covered by the award (2017-2019) and performance to be determined in accordance with the methodology approved by the Compensation Committee for these awards and described in the Company’s 2017 proxy statement.

The performance targets for each metric for the 2017 performance period and the associated payout percentages and modifiers were as follows:

Revenue Growth Level Achieved for Applicable Performance Period	Performance Level	Vesting Percentage
Below Threshold	Less than 105.0%	0%
Threshold	105.0%	50%
Target	109.8%	100%
Overachievement or Above	113.5%	150%

Relative Revenue Growth Level Achieved for Applicable Performance Period	Performance Level	NASDAQ Revenue Growth Modifier
Threshold or Below	Less than or equal to 80%	80%
Target	100%	100%
Overachievement or Above	120% or more	120%

Non-GAAP EPS Growth Level Achieved for the Applicable Performance Period	Performance Level	Vesting Percentage
Below Threshold	Less than 108.0%	0%
Threshold	108.0%	50%
Target	112.0%	100%
Overachievement or Above	120.0%	150%

Cash from Operations Growth Level Achieved for the Applicable Performance Period	Performance Level	Cash from Operations Growth Modifier
Threshold or Below	Less than or equal to 80%	80%
Target	100%	100%
Overachievement or Above	120% or more	120%

In March 2018, the Compensation Committee determined that the Company’s revenue for 2017 was $991 million for purposes of our incentive awards (as compared to our actual results of $993 million), which is a decrease of less than 1% as compared to our revenue for bonus program purposes for 2016 and is less than 80% of the median revenue growth level for 2017 for the comparative Nasdaq companies. Accordingly, none of the revenue growth performance RSUs allocated to the 2017 performance period for these awards vested. The Compensation Committee also determined that the Company’s decrease in non-GAAP EPS for 2017 as compared to 2016 was 12%, and the Company’s decrease in cash from operations for 2017 as compared to 2016 was 58%, and the decrease in the Company’s non-GAAP operating income for 2017 as compared to 2016, as determined by the Compensation Committee for the purposes of our incentive awards was 9%. Accordingly, none of the EPS growth performance RSUs allocated to the 2017 performance period for these awards vested based on the applicable tables above. Thus, the portions of these awards allocated to the 2017 performance period were deemed forfeited in their entirety as of the last day of the performance period.

2015 Performance Awards

As described in the Company’s 2016 proxy statement, the Company granted performance-based RSU awards to Messrs. Gecht and Olin in September 2015 that would vest based on the Company’s achievement of revenue with at least 5% organic growth as compared to the preceding four-quarter period and at least 15% non-GAAP operating margin during such four-quarter period (to be calculated in accordance with the methodology approved by the Compensation Committee for these awards and described in the Company’s 2016 proxy statement), and as follows:

Portion of Award That Vests	Performance Goal	Performance Period
One-third	For any period of four fiscal quarters: (i) revenue of at least $1 billion and (ii) non-GAAP operating margin of at least 15%	By end of fourth quarter of FY16
One-third	For any period of four fiscal quarters: (i) revenue of at least $1.1 billion and (ii) non-GAAP operating margin of at least 15%	By end of fourth quarter of FY17
One-third	For any period of four fiscal quarters: (i) revenue of at least $1.2 billion and (ii) non-GAAP operating margin of at least 15%	By end of fourth quarter of FY18

In February 2017, the Compensation Committee determined that the performance goals for the first tranche of the award had not been achieved. Accordingly, the first tranche of both Mr. Gecht’s award (consisting of 26,420 units) and Mr. Olin’s award (consisting of 4,529 units) was deemed forfeited as of the last day of the performance period.

In March 2018, the Compensation Committee determined that the performance goals for the second tranche of the award had not been achieved by the fourth quarter of fiscal 2017. Accordingly, the first tranche of both Mr. Gecht’s award (consisting of 26,420 units) and Mr. Olin’s award (consisting of 4,529 units) was deemed forfeited as of the last day of the performance period.

2014 Performance Awards

As described in the Company’s 2015 proxy statement, the Company granted performance-based RSU awards to Messrs. Gecht and Olin in August 2014 that vested based on the Company’s achievement of specified levels of revenue and non-GAAP operating income (to be calculated in accordance with the methodology approved by the Compensation Committee for these awards and described in the Company’s 2015 proxy statement) as follows:

Portion of Award That Vests	Performance Goal	Performance Period
One-third	For any period of four fiscal quarters: (i) revenue of at least $880 million and (ii) non-GAAP operating income of at least $123 million	By end of fourth quarter of FY15
One-third	For any period of four fiscal quarters: (i) revenue of at least $1 billion and (ii) non-GAAP operating income of at least $145 million	By end of fourth quarter of FY16
One-third	For any period of four fiscal quarters: (i) revenue of at least $1.1 billion and (ii) non-GAAP operating income of at least $160 million	By end of fourth quarter of FY17

As previously disclosed in our 2017 proxy statement, the performance conditions for the first two tranches of this award were met within the applicable performance periods, and accordingly, the units subject to the first two tranches of each of these awards vested. In March 2018, the Compensation Committee determined that the performance goals for the third tranche of the award had not been achieved by the fourth quarter of 2017. Accordingly, the units subject to the third tranche of each of these awards (15,127 units for Mr. Gecht and 3,882 units for Mr. Olin) were deemed forfeited as of the last day of the performance period.

Severance Arrangements

Each of the named executive officers currently employed by the Company is a party to an employment agreement with the Company that provides for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. Because the Company believes that a resignation by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The employment agreements are designed to promote stability and continuity of senior management. In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control.

Information regarding the severance benefits for the named executive officers under their employment agreements is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control” on pages 44 through 46 of this Proxy Statement.

Other Elements of Compensation and Perquisites

We do not provide any material perquisites to our executive officers. Executives are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, our executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s current and former named executive officers. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. Although the Compensation Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee retains discretion to approve compensation arrangements for executive officers that are not fully deductible, and in any case, there can be no assurance that any compensation will in fact be deductible.

Stock Ownership Policy

The Board of Directors has adopted an Executive Stock Ownership Policy that applies to all of our executive officers. Under the policy, the Chief Executive Officer should own Company shares having an aggregate value of at least five times his or her then-effective annual base salary, and each other executive officer should own Company shares having an aggregate value of at least two times his or her then-effective annual base salary. The executive should achieve this minimum share ownership position within three years of being appointed to an executive position. For these purposes, shares owned outright by the executive, as well as shares owned in trust for his or her benefit or by his or her family members and shares subject to outstanding restricted stock and RSU awards subject to time-based vesting requirements held by the executive, are considered to be owned by the executive. Unvested RSUs subject to performance-based vesting requirements and vested or unvested stock options are not taken into account in determining the executive’s beneficial ownership. Mr. Gecht’s and Mr. Olin’s current equity holdings each exceed their required ownership levels under the policy.

Stock Holding Period Requirements

The Board of Directors has adopted a requirement that each of our executive officers hold any vested shares they acquire pursuant to their equity awards granted on or after January 1, 2016 (after satisfying applicable tax withholding) for at least three years (or, if earlier, termination of the executive’s employment with us). This holding period requirement is in addition to the stock ownership requirements described above.

Clawback Policy

The Board of Directors has adopted a clawback policy that provides for the Company, in the discretion of the Board of Directors or as required by law or NASDAQ listing standards, to cancel or recover performance-based compensation, whether in the form of cash or equity-based awards, from its executive officers in the event the Company’s publicly-reported financial results are restated due to material noncompliance with any financial reporting requirement under applicable securities laws and such compensation was received during the last three complete fiscal years and would not have been paid under the restated financial results.

2018 Compensation Decisions

In March 2018, the Compensation Committee approved the 2018 annual incentive program (the “2018 Program”) for Messrs. Gecht and Olin. As under the 2017 Program, each executive is eligible to receive incentive compensation payable in shares of our common stock based upon the Company’s financial performance relative to targets established by the Compensation Committee. In execution of the program, the Compensation Committee approved grants of performance-based RSUs in March 2018 to each executive, with the target number of RSUs subject to each executive’s award determined by dividing the executive’s target annual incentive award amount by the closing price of the Company’s common stock on March 20, 2018. The maximum number of RSUs that may vest under each executive’s award is 200% of the executive’s target number of RSUs. We believe structuring the executives’ annual incentive awards as performance-based RSUs increases the alignment of the executives’ interests with those of stockholders since the ultimate value realized by the executive depends on both our operating financial performance and stock price performance over the course of the year.

The performance metrics under the 2018 Program for each named executive officer will be the Company’s revenue (weighted 40%), non-GAAP operating income (weighted 40%), and cash from operations as a percentage of non-GAAP net income (weighted 20%). The Compensation Committee established threshold, target, and overachievement levels for each metric, with 0% vesting at the applicable threshold level and increasing on a pro-rata, straight-line basis up to 100% vesting at the applicable target level and 200% vesting at or above the applicable overachievement level.

The Compensation Committee also reviewed the base salary and target bonus levels for Messrs. Gecht and Olin and determined that no changes would be made for fiscal 2018 with respect to the target bonus for Messrs. Gecht and Olin and the base salary of Mr. Gecht. In April 2018, the Compensation Committee determined that the base salary increase for Mr. Olin that was approved in February 2017, but was suspended at Mr. Olin’s request, should be reinstated effective May 1, 2018.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation for 2017

The compensation paid by the Company to named executive officers for the fiscal years ended December 31, 2017, 2016, and 2015 is summarized as follows:

Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Stock awards (e)(1)(2)(3)	Option awards (f)(1)(2)	Non-equity incentive plan compensation (g)	Change in pension value and nonqualified deferred compensation earnings (h)	All other compensation (i)(4)	Total (j)
Guy Gecht, Chief Executive	2017	$620,000	$—	$9,811,414	$—	$—	$—	$5,400	$10,436,814
Officer	2016	620,000	—	5,588,772	—	—	—	5,300	6,214,072
	2015	620,000	—	5,959,188	—	—	—	5,200	6,584,388
Marc Olin, Chief Financial	2017	$330,000	$—	$2,092,346	$—	$—	$—	$5,365	$2,427,711
Officer	2016	310,000	—	1,270,259	—	—	—	5,300	1,585,559
	2015	310,000	—	2,212,146	—	—	—	2,583	2,524,729

(1)	The annual incentive opportunities for our named executive officers were granted in the form of RSUs for 2017, 2016 and 2015. The amounts reported in the “Stock awards” column represent the aggregate grant date fair value of these annual incentive opportunities and the long-term equity incentives granted to the named executive officers in each of these years, determined as of the grant date in accordance with ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2017, regarding assumptions underlying the valuation of equity awards.
(2)	As described in the Compensation Discussion and Analysis above, the Compensation Committee approved time-based and performance-based RSU awards for each of the named executive officers on November 7, 2017 (referred to as the “Cancelled 2017 Awards). These awards were cancelled promptly thereafter on November 9, 2017 as the Company was in the process of amending certain of its periodic reports to address certain matters related to its financial reporting. Awards were approved by the Compensation Committee at the same levels and on the same terms on December 8, 2017 (referred to as the “Active 2017 Awards”) after the Company’s amended periodic reports had been filed. In accordance with applicable SEC rules, the grant date fair value of both the Cancelled 2017 Awards and the Active 2017 Awards is included for the named executive officers in the “Stock Award” and “Total” columns for 2017 in the Summary Compensation Table. In evaluating our named executive officers’ compensation, we believe it is important to understand that the Summary Compensation Table includes the Cancelled 2017 Awards that were cancelled promptly after grant even though the executives retained only the Active 2017 Awards. Accordingly, the following table (also presented in the “Adjusted Summary Compensation Table for 2017” section in the Compensation Discussion and Analysis above) shows the named executive officers’ compensation for 2017 excluding the grant date fair value of the Cancelled 2017 Awards (which were cancelled promptly after grant).

Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Stock awards (e)	Option awards (f)	Non-equity incentive plan compensation (g)	All other compensation (i)	Total (j)
Guy Gecht, Chief Executive Officer	2017	$620,000	$—	$5,128,302	$—	$—	$5,400	$5,753,702
Marc Olin, Chief Financial Officer	2017	$330,000	$—	$1,155,747	$—	$—	$5,365	$1,491,112

(3)

The amounts reported in the “Stock awards” column of the table above include the aggregate grant date fair value of performance-based and market-based awards granted to the named executive officers in each of these years calculated based on the probable outcome of the applicable performance conditions determined as of the grant date in accordance with ASC 718. For the 2017 RSU awards, the grant date fair value based on the probable outcome of the performance-based conditions applicable to the awards and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved were $3,725,047 and $5,831,026, respectively, for Mr. Gecht and $875,102 and $1,437,257, respectively for Mr. Olin. For the 2016 RSU awards (excluding the portion of annual incentive awards that could not pay out above the target level), the grant date fair value based on the probable outcome of the performance-based conditions applicable to the awards and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved were $3,323,834 and $5,567,281, respectively, for Mr. Gecht and $726,939 and $1,220,783, respectively for Mr. Olin. For the 2015 accelerator RSU awards (which paid out only if the target performance level were exceeded), the grant date fair value based on the probable outcome of the performance-based conditions applicable to the awards and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved were $162,694 and $325,387, respectively, for Mr. Gecht and $54,231 and $108,462, respectively for Mr. Olin.
(4)	“All other compensation” consists of 401(k) employer matching contributions for each executive during each applicable year.

2017 Grants of Plan-Based Awards

Equity awards granted and estimated future payouts under incentive awards granted during the fiscal year ended December 31, 2017 to each of the Company’s named executive officers were as follows:

Name and Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Guy Gecht
2/24/2017(2)	Performance-based RSUs	$—	$—	$—	—	17,145	34,290	—	—	—	$778,191
11/7/2017(3)(4)	Performance-based RSUs	—	—	—	—	48,607	72,910	—	—	—	1,586,230
	(Cancelled on 11/9/2017)
11/7/2017(3)(5)	Performance-based RSUs	—	—	—	24,303	48,606	72,909	—	—	—	1,586,208
	(Cancelled on 11/9/2017)
11/7/2017(3)(6)	Time-based RSUs	—	—	—	—	—	—	48,606	—	—	1,510,674
	(Cancelled on 11/9/2017)
12/8/2017(4)	Performance-based RSUs	—	—	—	—	48,607	72,910	—	—	—	1,473,438
12/8/2017(5)	Performance-based RSUs	—	—	—	24,303	48,606	72,909	—	—	—	1,473,418
12/8/2017(6)	Time-based RSUs	—	—	—	—	—	—	48,606	—	—	1,403,255
Marc Olin
2/24/2017(2)	Performance-based RSUs	$—	$—	$—	—	6,296	12,592	—	—	—	$285,768
11/7/2017(3)(4)	Performance-based RSUs	—	—	—	—	9,721	14,582	—	—	—	317,246
	(Cancelled on 11/9/2017)
11/7/2017(3)(5)	Performance-based RSUs	—	—	—	4,860	9,721	14,581	—	—	—	317,224
	(Cancelled on 11/9/2017)
11/7/2017(3)(6)	Time-based RSUs	—	—	—	—	—	—	9,721	—	—	302,129
	(Cancelled on 11/9/2017)
12/8/2017(4)	Performance-based RSUs	—	—	—	—	9,721	14,581	—	—	—	294,667
12/8/2017(5)	Performance-based RSUs	—	—	—	4,860	9,721	14,581	—	—	—	294,667
12/8/2017(6)	Time-based RSUs	—	—	—	—	—	—	9,721	—	—	280,645

(1)	The “Grant Date Fair Value of Stock Awards” column presents the fair value of the applicable award based on, in the case of performance-based and market-based awards, the probable outcome of the performance conditions applicable to the award determined as of the grant date in accordance with ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2017, regarding assumptions underlying the valuation of equity awards.
(2)	These RSUs were awarded under our 2017 annual incentive program and vest based on the Company’s performance during the year, with 40% of the award allocated to revenue targets, 40% of the award allocated to non-GAAP operating income targets, and 20% of the award allocated to cash from operations as a percentage of non-GAAP operating income targets. Threshold achievement results in no bonus payout, while Target and Maximum achievement results in 100% and 200% payouts, respectively, with pro rata payouts for achievement between these levels.
(3)	These entries represent awards that were cancelled on November 9, 2017 (two days after they were granted). Subsequently awards were approved at the same levels and on the same terms by the Compensation Committee on December 8, 2017. In accordance with applicable SEC rules, both the Cancelled 2017 Awards and the Active 2017 Awards for the named executive officers are reported in the Grants of Plan-Based Awards Table as awards granted during 2017, even though the November 7, 2017 awards were promptly cancelled after grant. For additional discussion of the Cancelled 2017 Awards and the Active 2017 Awards, see the “2017 Long-Term Incentive Awards” section of the Compensation Discussion & Analysis included in this proxy statement.
(4)	These RSUs vest based on achievement of revenue growth targets during the three-year period comprised of the Company’s 2018, 2019, and 2020 fiscal years, with the vesting percentage subject to a modifier based on our revenue growth levels during that period relative to the revenue growth levels for the companies listed in the NASDAQ composite index with a market capitalization between $500 million and $5 billion. The vesting of the award will range from 0% to 150% of the target number of RSUs. In each case, 0% of the target number of RSUs will vest at the Threshold level with pro rata vesting on a straight-line basis up to the Target level and further vesting on a straight-line basis up to the Maximum level shown in the table above. As described in Note 3 above, the award granted on November 7, 2017 was subsequently cancelled on November 9, 2017 and then awards with the same terms were approved by the Compensation Committee on December 8, 2017.
(5)	These RSUs vest based on achievement of non-GAAP earnings per share growth targets during the three-year period comprised of the Company’s 2018, 2019 and 2020 fiscal years, with the vesting percentage subject to a modifier based on our cash from operations growth levels (relative to the rate of growth of our non-GAAP operating income) during that period. The vesting of the award will range from 0% to 150% of the target number of RSUs. In each case, 50% of the target number of RSUs will vest at the Threshold level with pro rata vesting on a straight-line basis up to the Target level and further vesting on a straight-line basis up to the Maximum level shown in the table above. As described in Note 3 above, the award granted on November 7, 2017 was subsequently cancelled on November 9, 2017 and then awards with the same terms were approved by the Compensation Committee on December 8, 2017.

(6)	These RSUs vest in equal installments on the first, second, and third anniversaries of the date of grant. As described in Note 3 above, the award granted on November 7, 2017 was subsequently cancelled on November 9, 2017 and then awards with the same terms were approved by the Compensation Committee on December 8, 2017.

Description of Plan-Based Awards

Equity Incentive Plan Awards. Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), except that awards granted prior to June 7, 2017 were made under the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”). The 2017 Plan and 2009 Plan are administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under these plans. Awards granted under the plans are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2017 Plan and the 2009 Plan, if there is a change in control of the Company and the Compensation Committee does not provide for the substitution, assumption, exchange, or other continuation of the outstanding awards, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the “Potential Payments upon Termination or Change in Control” section below.

The vesting requirements applicable to each equity award granted to the named executive officers are described in the footnotes to the table above and in the Compensation Discussion and Analysis. RSUs are payable on vesting in an equal number of shares of the Company’s common stock. The named executive officers do not have the right to vote or dispose of the RSUs and do not have any dividend rights with respect to the RSUs.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table presents information regarding the stock options and RSU awards held by the named executive officers as of December 31, 2017:

			Option Awards					Stock Awards
Name (a)	Grant Date		Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)(1)
Guy Gecht	9/4/2015	(2)	—	—	—	$—	—	12,433	$367,146	—	$—
	9/4/2015	(5)	—	—	—	—	—	—	—	26,420	780,183
	8/25/2016	(6)	—	—	—	—	—	—	—	13,633	402,582
	8/25/2016	(7)	—	—	—	—	—	—	—	9,089	268,398
	8/25/2016	(2)	—	—	—	—	—	22,722	670,981	—	—
	12/8/2017	(8)	—	—	—	—	—	—	—	48,607	1,435,365
	12/8/2017	(9)	—	—	—	—	—	—	—	24,303	717,668
	12/8/2017	(2)	—	—	—	—	—	48,606	1,435,335	—	—
Marc Olin	1/16/2014	(3)	—	—	—	$—	—	—	$—	2,582	$76,246
	4/23/2015	(4)	—	—	—	—	—	—	—	5,988	176,826
	4/23/2015	(2)	—	—	—	—	—	1,996	58,942	—	—
	9/4/2015	(5)	—	—	—	—	—	—	—	4,529	133,741
	9/4/2015	(2)	—	—	—	—	—	2,131	62,928	—	—
	8/25/2016	(6)	—	—	—	—	—	—	—	2,727	80,528
	8/25/2016	(7)	—	—	—	—	—	—	—	1,818	53,686
	8/25/2016	(2)	—	—	—	—	—	4,544	134,184	—	—
	12/8/2017	(8)	—	—	—	—	—	—	—	9,721	287,061
	12/8/2017	(9)	—	—	—	—	—	—	—	4,864	143,634
	12/8/2017	(2)	—	—	—	—	—	9,721	287,061	—	—

(1)	The values in these columns are determined by multiplying the applicable number of shares subject to the award by $29.53, the closing price of our common stock on the last trading day of fiscal 2017.
(2)	One-third of the RSUs subject to each award vests on the first, second, and third anniversary of the date of grant.
(3)	These RSUs will vest when the average closing stock price during 90 consecutive trading days equals or exceeds $53.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $60.00.
(4)	These RSUs will vest when the average closing stock price during 90 consecutive trading days equals or exceeds $50.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $56.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $62.00.
(5)	These RSUs will vest upon achievement of $1.2 billion in revenue during any four consecutive quarters no later than the fourth quarter of 2018. Vesting during any such four-quarter period is contingent on also achieving at least 5% organic revenue growth (excluding revenue related to acquisitions) compared to the preceding four consecutive quarters and at least 15% non-GAAP operating margin during the four consecutive quarters that the revenue goal is achieved.
(6)	These RSUs will vest based on achievement of revenue growth targets during our 2018 and 2019 fiscal years, with the vesting percentage subject to a modifier based on our revenue growth levels during that period relative to the revenue growth levels for the companies listed in the NASDAQ composite index with a market capitalization between $500 million and $5 billion. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the threshold performance level is achieved for each remaining performance period (i.e. 50% of the target number of RSUs allocated to those performance periods) without giving effect to any NASDAQ relative growth modifier.
(7)	These RSUs will vest based on achievement of non-GAAP earnings per share growth targets during our 2018 and 2019 fiscal years, with the vesting percentage subject to a modifier based on our cash from operations growth levels (relative to the rate of growth of our non-GAAP operating income) during that period. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the threshold performance level is achieved for each remaining performance period (i.e. 50% of the target number of RSUs allocated to those performance periods) without giving effect to any cash from operations growth modifier.

(8)	These RSUs will vest based on achievement of revenue growth targets during the three-year period comprised of our 2018, 2019 and 2020 fiscal years, with the vesting percentage subject to a modifier based on our revenue growth levels during that period relative to the revenue growth levels for the companies listed in the NASDAQ composite index with a market capitalization between $500 million and $5 billion. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the target performance level is achieved for each performance period (i.e. 100% of the target number of RSUs allocated to those performance periods) without giving effect to any NASDAQ relative growth modifier.
(9)	These RSUs will vest based on achievement of non-GAAP earnings per share growth targets during the three-year period comprised of our 2018, 2019 and 2020 fiscal years, with the vesting percentage subject to a modifier based on our cash from operations growth levels (relative to the rate of growth of our non-GAAP operating income) during that period. The vesting of the award will range from 50% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the threshold performance level is achieved for each performance period (i.e. 50% of the target number of RSUs allocated to those performance periods) without giving effect to any cash from operations growth modifier.

Option Exercises and Stock Vested in 2017

The following table presents information regarding the exercise of stock options by, and vesting of RSU awards held by, the named executive officers during the year ended December 31, 2017:

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)(1)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)(2)
Guy Gecht	91,000	$3,243,370	68,301	$2,758,656
Marc Olin	—	—	20,814	881,472

(1)	The dollar amounts shown in Column (c) for option awards are determined by multiplying (i) the number of shares to which the exercise of the option related by (ii) the difference between the per-share price of our common stock on the date of exercise and the exercise price of the options.
(2)	The dollar amounts shown in Column (e) for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share price of our common stock on the vesting date.

Pension Benefits

The Company does not provide pension benefits (other than under the Company’s 401(k) plan) to its employees.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation plans to its employees.

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers. Mr. Gecht’s agreement has a one-year term that automatically renews for additional one-year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Mr. Olin’s agreement has a three-year term through April 2018 that automatically renews for additional one-year periods thereafter unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Each named executive officer’s employment with the Company is at-will and either party may terminate the employment relationship at any time for any reason with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•	the named executive officer shall be provided with a base salary and will be eligible for incentive compensation under the annual management incentive compensation program as approved by the Compensation Committee;

•	the named executive officer is eligible to receive stock options and other equity awards based on the named executive officer’s performance;

•	in the event that the Company terminates the named executive officer’s employment without cause or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of cash severance for a specified number of months of base salary, pro-rata incentive award, (or, if the termination is in connection with a change in control, an incentive award assuming all performance goals are met in full), employer subsidized health benefit continuation under COBRA, and outplacement services, in each case as described below;

•	if the named executive officer becomes entitled to receive severance and except as otherwise provided in the award document, the vesting of the named executive officer’s outstanding and unvested stock options and other equity awards shall be either partially or fully accelerated, performance conditions waived, in certain circumstances, and the post-exercise period for stock options shall be extended, in each case as described below; and

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

For more information on the severance provisions of these employment agreements, please see the severance tables and related footnotes in the section below.

Potential Payments upon Termination or Change of Control

Potential payments that may be made to the Company’s named executive officers upon a termination of employment or a change of control, pursuant to their employment agreements or otherwise, are set forth below.

The amounts presented below are estimates determined assuming that the termination of employment and/or change in control triggering payment of these benefits occurred on the last business day of 2017, with benefits being valued using the closing sales price of the Company’s common stock on such date ($29.53) and determined based on each executive’s employment agreement in effect on December 31, 2017. Receipt of these benefits is subject to the execution of a separation agreement and full release of all claims by the named executive officer. The executive’s actual benefits upon a termination or a change of control or may be different from those described below if such event were to occur on any other date or at any other price, or if any assumption is not factually correct.

The table below sets forth potential payments to the Company’s named executive officers as of December 31, 2017 upon termination without cause by the Company or upon termination for good reason by the named executive officer, in either case other than during the period of 24 months following a change of control as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$1,240,000	$35,000	$36,899	$794,180	$2,106,079
Marc Olin	370,000	35,000	16,339	209,899	631,238

(1)	The amounts shown are the lump sum severance payments that consist of 24 months of base salary for Mr. Gecht and 12 months of base salary for Mr. Olin. Under their employment agreements, each executive would also be entitled to an amount equal to the value of the annual incentive awards (including the vesting of any equity awards granted under the annual incentive program) that the named executive officer would have earned for 2017 based upon the level of performance targets applicable to the annual incentive awards that was actually attained for 2017 (such amount to be prorated to reflect the portion of the year that the named executive officer was employed with the Company). As described in the Compensation Discussion and Analysis, no amounts were awarded to the executives under our annual incentive program for 2017.
(2)	Messrs. Gecht and Olin would each be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Olin would each be entitled to premium reimbursement for health insurance coverage under COBRA for up to 18 months for Mr. Gecht and up to 12 months for Mr. Olin.
(4)	Other than RSU awards related to the 2017 annual incentive program, which would be treated as described above in Note 1, Messrs. Gecht and Olin would be entitled to accelerated vesting of their outstanding options and RSUs as follows: (a) with respect to time-based awards, the portion of the award that would otherwise have vested during the six month period following the termination date will accelerate (with credit given as if the vesting accrued monthly); (b) with respect to awards that vest based on stock price, the award will remain open for six months following the termination date (and will terminate at the end of that period to the extent not vested); and (c) with respect to performance-based awards that vest on any other basis, the award will remain outstanding until the end of the applicable performance period and will vest based on the Company’s actual performance for that period on a prorated basis (with the executive being given credit for up to six additional months of service for purposes of the pro-ration). The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 30, 2017 of $29.53 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2017, were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	—	26,894
Marc Olin	—	7,108

The table below sets forth potential payments to the Company’s named executive officers upon termination without cause by the Company or upon termination for good reason by the named executive officers, in either case within 24 months following a change of control, as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$2,872,584	$35,000	$36,899	$11,805,946	$14,750,429
Marc Olin	741,842	35,000	24,508	3,073,158	3,874,508

(1)	The amounts shown are the lump sum severance payments that consist of 36 months of base salary for Mr. Gecht and 12 months of base salary for Mr. Olin, plus an amount equal to the value of the annual incentive awards (including the vesting of any equity awards granted under the annual incentive program) that the named executive officer would have earned for 2017 assuming that 100% of any performance targets applicable to the annual incentive awards were attained.
(2)	Messrs. Gecht and Olin would each be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Olin would each be entitled to premium reimbursement for health insurance coverage under COBRA for up to 18 months.

(4)	Messrs. Gecht and Olin would be entitled to accelerated vesting of 100% of all unvested options and RSUs as of their termination date with, in the case of performance awards, the applicable performance conditions being deemed met at maximum performance levels, excluding equity awards granted under the annual incentive program, which would be treated as described above in Note 1. The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 30, 2017 of $29.53 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2017, assuming such termination was within 24 months after a change of control are as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	—	399,795
Marc Olin	—	104,069

Compensation Risk Assessment

The Company does not believe that its compensation programs encourage unnecessary risk-taking that could have a material adverse effect on the Company as a whole. In 2017, the Compensation Committee, with the assistance of Mercer, reviewed the elements of (i) the Company’s compensation programs and practices for all employees and (ii) of executive compensation for fiscal year 2017 to determine whether any portion of the program encouraged excessive risk taking. Following that review, the Compensation Committee does not believe that the Company’s compensation programs and practices applicable to employees create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee also believes that the mix and design of the elements of our executive compensation program do not encourage management to take excessive risks, based on the following factors:

•	Compensation is allocated among base salaries, annual incentive awards, and long-term incentive awards. Base salaries are fixed to provide executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole. Annual incentive awards and long-term incentive awards are designed to both reward the named executive officers for the Company’s overall performance and align interests with those of our stockholders;

•	Our annual incentive program is intended to balance risk and encourage our named executive officers to focus on specific short-term goals important to our success. While our annual incentive program is based on achievement of annual goals, and annual goals could encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual incentive awards are determined based on a combination of objective corporate performance criteria as described above. In addition, threshold and target levels of performance, payouts at multiple levels of performance, and evaluation of performance based on objective measures are intended to assist in mitigating excessive risk taking. Finally, the awards under our annual incentive program are subject to maximum payout levels;

•	Awards to our named executive officers under our annual incentive compensation program for fiscal year 2017 were made in the form of performance-based RSU awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine vesting and payment of awards to our named executive officers are Company-wide measures only, as opposed to measures linked to the performance of a particular business segment. Applying Company-wide performance measures is designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders;

•	Awards to our named executive officers under our long-term incentive program in 2017 consisted of approximately two-thirds performance-based RSUs and approximately one-third time-based RSUs. The value of RSUs is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based RSUs granted under our annual incentive program, the performance awards granted under our long-term incentive program vest based on the achievement of Company-wide performance measures in addition to continued employment requirements and are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value; and

•	As of April 23, 2018, each of our executive officers had satisfied our stock ownership requirements, which we believe helps to significantly align their interests with those of our stockholders.

CEO PAY-RATIO DISCLOSURE

Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2017 was $10,436,814, and the median of the total compensation of all of our employees (excluding our CEO) for 2017 was $66,609. Accordingly, we estimate the ratio of our CEO’s total compensation for 2017 to the median of the total compensation of all of our employees (excluding our CEO) for 2017 to be 157 to 1. As noted above, this calculation of our CEO’s total compensation includes the grant date fair value (as determined for accounting purposes) of both the RSU awards that were granted to our CEO on November 7, 2017 and cancelled promptly thereafter and the RSU awards that were granted to our CEO on December 8, 2017 on the same terms as the cancelled November 7, 2017 awards. If our CEO’s total compensation for 2017 was calculated excluding the grant date fair value of the cancelled November 7, 2017 awards, our CEO’s total compensation for 2017 would be $5,753,702, and the estimated ratio of our CEO’s total compensation for 2017 to the median of the total compensation of all of our employees (excluding our CEO) for 2017 would be 86 to 1.

We selected November 1, 2017, which is a date within the last three months of fiscal 2017, as the date we use to identify our median employee to allow sufficient time to identify the median employee given the global scope of our operations. To find the median of the annual total compensation of all our employees (excluding our CEO), we used the amount of salary, wages, overtime and bonus from our payroll records. In making this determination, we annualized compensation for those employees who were hired by the Company during the fiscal year. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

As of November 1, 2017, we had a total of 3,446 employees, of whom 1,395 were based in the U.S. and 2,051 were based outside of the U.S. We did not include seven employees based in one jurisdiction (Mexico) in the determination of the median employee in accordance with SEC rules permitting exclusion of a de minimis number of non-U.S. employees (so that all U.S.-based employees and 2,044 employees based outside of the U.S. were included in this determination).

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, because other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

As more fully described in its Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements and overall financial reporting process, including the Company’s system of internal controls, with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), the matters required to be discussed by Statement on Auditing Standards 1301, Communications With Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independence of Deloitte from the Company.

Based on the review and discussions referred to above in this Report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

AUDIT COMMITTEE

Eric Brown

Richard A. Kashnow

Thomas Georgens

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ ALEX GRAB
Alex Grab
Secretary

Dated: April 27, 2018

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 13, 2018

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2018, and hereby appoints Guy Gecht and Alex Grab, or either of them, his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2018 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on June 13, 2018 at 9 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

June 13, 2018

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 13, 2018: The Company’s Proxy Statement dated April 27, 2018 and Annual Report for the fiscal year ended December 31, 2017 are available electronically http://ir.efi.com/financial-information/proxy-materials.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

                                                                                Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends that you vote “FOR” each nominee for director in the following proposal:

1. Election of Directors.

NOMINEES:
o Eric Brown
☐. FOR ALL NOMINEES	o Gill Cogan
o Guy Gecht
☐. WITHHOLD AUTHORITY FOR ALL NOMINEES	o Thomas Georgens
o Richard A. Kashnow
o Dan Maydan
☐. FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

The Board of Directors recommends that you vote “FOR” proposals 2 and Proposal 3:

2. To approve a non-binding advisory proposal on executive compensation.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3. To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

☐	FOR

☐	AGAINST

☐	ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2, AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.